SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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drugstore.com, inc.

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Notes:

April 22, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of drugstore.com, inc., to be held on Thursday, June 10, 2004, at 8:30 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

At the annual meeting, our stockholders will be asked to elect eight directors to our board of directors and ratify the appointment of Ernst & Young LLP as our independent auditors for the 2004 fiscal year. For more information regarding these proposals, I urge you to carefully read the accompanying proxy statement.

Our board of directors unanimously recommends that you vote FOR these two proposals.

Your participation and vote are important. Even if you plan to attend the annual meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. This will not limit your right to attend or vote at the annual meeting.

Thank you for your support of drugstore.com.

Sincerely,

Peter M. Neupert
Chairman of the Board

The proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 30, 2004.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 10, 2004

To the stockholders of

drugstore.com, inc.:

The 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of drugstore.com, inc., a Delaware corporation, will be held on Thursday, June 10, 2004, at 8:30 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

The Annual Meeting will be held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the 2004 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 15, 2004 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of those stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for 10 days before the Annual Meeting, during ordinary business hours, at our headquarters located at 13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005.

You are invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, however, we encourage you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Any stockholder attending the Annual Meeting may vote in person, even if the stockholder has previously returned a proxy card.

By Order of the Board of Directors

Alesia L. Pinney
Vice President, General Counsel and Secretary

Bellevue, Washington

April 22, 2004

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope,

so that your shares will be represented whether or not you attend the Annual Meeting.

PROXY STATEMENT

FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 10, 2004

These proxy materials are being delivered in connection with the solicitation by the board of directors (the “Board”) of drugstore.com, inc. of proxies to be voted at our 2004 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, June 10, 2004, at 8:30 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

This proxy statement and the accompanying form of proxy is dated April 22, 2004 and is being mailed to our stockholders beginning on or about April 30, 2004.

Our mailing address and the address of our principal executive offices is drugstore.com, inc., 13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005, and our telephone number is (425) 372-3200.

ABOUT THE ANNUAL MEETING

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 15, 2004 (the “record date”), will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were outstanding and entitled to vote 78,740,713 shares of our common stock, constituting all of our voting stock, and 839 holders of record of our common stock.

Quorum; Vote Required

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. We count shares subject to abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when you fail to provide voting instructions to your bank, broker, fiduciary or other holder of record (a “nominee”) for drugstore.com common stock that you hold in “street name” (i.e., in the name of the nominee). Under those circumstances, your nominee may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items on which your nominee cannot vote result in broker non-votes with respect to that item.

Each holder of record of our common stock on the record date is entitled to one vote per share, which may be cast either in person or by proxy at the Annual Meeting. The directors elected at the Annual Meeting will be the eight nominees receiving the greatest number of votes cast, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome in the election of directors. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent auditors and any other matters submitted to a vote of stockholders at the Annual Meeting require the affirmative vote of a majority of all votes cast, in person or by proxy, and entitled to vote on the matter. For this purpose, if you abstain from voting on a proposal, your shares will be treated as present and entitled to vote and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted as shares entitled to vote for this purpose and will have no effect on the outcome of the vote.

Our stockholders have no appraisal rights under Delaware law with respect to these proposals.

Proxies

Properly executing and returning the enclosed proxy card means that you authorize the persons named on the proxy card to vote your shares at the Annual Meeting in accordance with your instructions. If you sign, date, and return the enclosed proxy card but do not specify how to vote, your shares will be voted for the nominees for directors designated below and for ratification of the appointment of Ernst & Young LLP as our independent auditors. If any other matters are properly presented at the Annual Meeting for consideration (for example, consideration of a motion to adjourn the Annual Meeting to another time and/or place), the persons named as proxies will have discretion to vote your shares on those matters in accordance with their judgment.

You may revoke your proxy at any time before it is voted at the Annual Meeting, by:

•	completing a new proxy card with a later date (your latest vote will be counted);

•	filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to Secretary, drugstore.com, inc., 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005, or hand delivered to our Secretary at or before the taking of the vote at the Annual Meeting.

If your shares are held in street name by a nominee, then the nominee’s name, rather than your name, will appear in our register of holders and the nominee will be entitled to vote your shares. If you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Therefore, you should instruct your nominee on how to vote those shares on your behalf.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. Our directors, officers and employees will not be additionally compensated for, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with, such solicitation. Arrangements will be made with brokerage houses, custodians, fiduciaries and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held as of record by such nominees and for reimbursement of reasonable expenses they incur.

Audio Webcast of Annual Meeting

If you have Internet access, you may listen to the Annual Meeting live at www.drugstore.com (under Corporate Information), by clicking on the “audio” hyperlink. A replay of the Annual Meeting will be available through the end of June 2004. Please note that you will not be able to vote your shares or ask questions through the audio Webcast. If you plan to listen to the Webcast of the Annual Meeting, please complete, sign and date the enclosed proxy card before the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with our amended and restated bylaws dated April 23, 2003, the Board consists of eight directors. Each of our directors is elected at our annual meeting of stockholders for a term of one year and serves until the next annual meeting and until his or her successor is duly elected and qualified. Under the terms of the Fifth Amended and Restated Voting Agreement dated December 23, 1999, among drugstore.com, Amazon.com, Inc., certain affiliates of Kleiner Perkins Caulfield & Byers, Vulcan Ventures Inc., Peter Neupert and the other parties thereto (the “Voting Agreement”), Amazon.com has the right to designate a nominee for election to the Board, for as long as Amazon.com is a holder of at least 5% of our outstanding common stock. The parties to the Voting Agreement are required to vote their shares in favor of the election of Amazon.com’s nominee for director.

The Board has nominated for re-election at the Annual Meeting all of our current directors except for Jeffrey P. Bezos, who will not be standing for re-election at the Annual Meeting. Amazon.com has designated G. Charles “Cayce” Roy, 3rd to be Amazon.com’s designee, and the Board has nominated Mr. Roy, for election to the Board.

Nominees

If you properly execute and return the enclosed proxy card, the persons named as proxies in the proxy card will vote your shares FOR the election of the nominees named below, unless you direct otherwise. Each nominee has consented to be named and to serve as a director if elected. If any nominee should become unavailable for election or to serve as a director for any reason, the proxies will be voted for the election of such substitute nominee as the Board may designate. The eight nominees receiving the highest number of votes cast at the Annual Meeting will be elected as our directors. Abstentions and broker non-votes will have no effect on the election of directors.

Except as described below, there are no family relationships among any of our directors, director nominees, officers and key employees. Ian Mummery, our vice president, vision, is married to Louise Mummery, our vice president, vision operations.

The Board recommends that you vote FOR the election of each of the eight director nominees listed below.

Name	Age	Director Since	Principal Occupation and Business Experience
Peter M. Neupert	48	July 1998	Chairman of the board and chief strategy officer, drugstore.com, inc. Peter M. Neupert has served as chairman of the board of drugstore.com since July 1999. Mr. Neupert also served as president and chief executive officer of drugstore.com from July 1998 to April 2001. From March 1987 to July 1998, he worked for Microsoft Corporation in several positions, including vice president of news and publishing for Microsoft’s interactive media group. He is also a director and the chair of the compensation committee of aQuantive, Inc., and a director of one private company. Mr. Neupert received an M.B.A. from the Amos Tuck School of Business at Dartmouth College and a B.A. from Colorado College.

L. John Doerr	52	November 1998

General Partner, Kleiner Perkins Caufield & Byers.

L. John Doerr has served as a general partner of Kleiner Perkins Caufield & Byers, a private venture capital firm, since September 1980. Mr. Doerr is also a director of Amazon.com, Handspring, Inc., Intuit, Inc., Homestore.com, Inc. and Sun Microsystems, Inc., as well as several private companies. Mr. Doerr received an M.E.E. and a B.S.E.E. from Rice University and an M.B.A. from Harvard Business School.

Name	Age	Director Since	Principal Occupation and Business Experience

Melinda French Gates	39	August 1999

Co-founder, Bill & Melinda Gates Foundation.

Since 1996, Melinda French Gates has focused on philanthropic work in the areas of global health and learning. Mrs. Gates left the Microsoft Corporation in May 1996 after working in a variety of positions, including product manager and general manager for the development of several multi-media products and other software programs. She is a member of the Duke University Board of Trustees. Mrs. Gates received a B.A. from Duke University and an M.B.A. from Duke University.

Dan Levitan	46	March 2002

Co-founder and managing partner, Maveron LLC.

Dan Levitan has served as managing partner of Maveron LLC, a company providing advisory services to consumer-based businesses, since its founding in January 1998. Mr. Levitan is also a managing member of the general partners of Maveron LLC’s affiliated venture capital funds, Maveron Equity Partners, L.P. and Maveron Equity Partners 2000, L.P. He serves as a director of several private companies. Mr. Levitan received a B.A. from Duke University and an M.B.A. from Harvard Business School.

Kal Raman	35	April 2001	President, chief executive officer and director, drugstore.com, inc. Kal Raman (also known as Kalyanaraman Srinivasan) has served as president and chief executive officer of drugstore.com since April 2001. Mr. Raman joined drugstore.com in August 1998 and served as vice president, technology and chief information officer from August 1998 to March 1999, as vice president, technology and operations and chief information officer from March 1999 to May 1999, as senior vice president, operations and technology and chief operating officer from May 1999 to November 1999 and as senior vice president and chief operating officer from November 1999 to April 2001. From March 1998 to August 1998, he served as chief information officer and vice president of NationsRent West, Inc. From February 1997 to March 1998, he served as senior director of information systems of Blockbuster Inc. Mr. Raman received a bachelor’s degree in engineering from the College of Engineering of Anna University in Guindy, India.

G. Charles “Cayce” Roy, 3rd	39	Nominee

Vice president, Amazon.com, Inc.

G. Cayce Roy has served since August 2001 as vice president of Amazon.com, Inc., with responsibility for North American fulfillment operations and global fulfillment systems development and support. Mr. Roy joined Amazon.com in May 2001, serving first as general manager, transportation and then as vice president, transportation. Before joining Amazon.com, he served in various operational and total quality management positions, culminating as director, global field operations of TNT Post Group, a European-based express, mail and logistics company. Mr. Roy received a B.S. in industrial engineering from Lehigh University.

Name	Age	Director Since	Principal Occupation and Business Experience
William D. Savoy	39	July 1999

Consultant, Vulcan Inc.

William D. Savoy has served as a consultant for Vulcan Inc., an investment entity managing the personal financial activities of Paul Allen, since September 2003. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest, an investment entity managing Paul Allen’s personal financial activities. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as the president of the portfolio and asset management division of Vulcan Inc., managing Vulcan’s commercial real estate, hedge fund, treasury and other financial activities, and as the president of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as the president and chief executive officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990 and as its chief financial officer from August 1988 to June 1989. He also serves as a director of Charter Communications, Inc. and previously served on the advisory board of DreamWorks SKG and as a director of RCN Corporation. Mr. Savoy received a B.S. in computer science, accounting and finance from Atlantic Union College.

Gregory S. Stanger	39	April 2003

Executive in Residence, Technology Crossover Ventures.

Gregory S. Stanger has served as executive in residence of Technology Crossover Ventures, a venture capital fund investing in technology companies, since December 2003. Mr. Stanger served as senior vice president, chief financial officer and director of Expedia Inc. from February 2002 to December 2003 and as its chief financial officer from October 1999 to December 2003. Before joining Expedia, he served as senior director, corporate development of Microsoft Corporation from 1998 to 1999 and held various positions within Microsoft’s corporate development department from 1993 to 1998. Mr. Stanger received a B.A. from Williams College and an M.B.A. from the University of California at Berkeley.

Director Independence

The Board has determined that Mrs. Gates and Messrs. Doerr, Levitan, Savoy, and Stanger are “independent” within the meaning of rules of the Nasdaq National Market (“Nasdaq”). The audit committee, compensation committee and the nominating committee are composed entirely of independent directors.

Board and Committee Meetings

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The Board held five meetings (including special meetings) during our fiscal year ended December 28, 2003 (“fiscal year 2003”) and took action by unanimous written consent on three other occasions. Except as described below, in fiscal year 2003, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of Board committees on which she or he served. In fiscal year 2003, Mr. Savoy attended 67% of the aggregate number of meetings of the Board and of the audit committee on which he served.

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

To assist the Board in fulfilling its oversight responsibilities, the Board currently has five standing committees: the audit committee, the compensation committee, the nominating committee, the stock option committee, and the ESPP committee. These committees are responsible to the full Board. The functions performed by each committee are summarized below.

Audit Committee

The audit committee operates pursuant to a written charter adopted by the Board and is responsible for:

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	retaining, approving and compensating all services to be provided by, and overseeing the qualifications, independence and performance of our independent auditors;

•	assisting board oversight of our compliance with legal and regulatory requirements;

•	maintaining free and open means of communication between the board, our independent auditors, and management; and

•	fulfilling the other responsibilities set out in its charter.

The audit committee is currently composed of Messrs. Levitan, Savoy and Stanger (chairman). In March 2004, Mr. Levitan replaced Mr. Doerr on the audit committee, and Mr. Stanger began serving as the chairman of the audit committee. The Board has determined that, in addition to qualifying as an “independent director” under current Nasdaq rules, each of Messrs. Levitan, Savoy and Stanger meet the independence and financial literacy requirements for audit committee members under the applicable rules of the Securities and Exchange Commission (“SEC”) and Nasdaq. The Board has determined that each of Messrs. Stanger and Savoy is an “audit committee financial expert” within the meaning of applicable SEC rules. For a description of Mr. Stanger’s and Mr. Savoy’s relevant experience in financial matters, see the descriptions of their respective business experience in the section entitled “Proposal No. 1 – Election of Directors – Nominees” beginning on page 3.

The audit committee meets with the independent auditors, with and without management present, to review the results of the annual audit and to discuss their review of interim financial statements. The audit committee receives and considers the auditors’ comments with respect to internal controls, quality of financial reporting, adequacy of staffing and procedures performed in connection with the audit of annual financial statements, review of interim financial statements and financial controls.

The audit committee met seven times during fiscal year 2003. The report of the audit committee is set forth on page 11. Mr. Levitan did not participate in the preparation of the audit committee report because he was not a member of the audit committee during fiscal year 2003. The audit committee charter is attached to this proxy statement as Annex A.

Compensation Committee

The compensation committee operates pursuant to a written charter adopted by the Board and is responsible for:

•	evaluating and approving our policies and programs for executive compensation, including performance-based and long-term compensation;

•	evaluating the performance of our executive officers and approving their compensation;

•	reviewing and making recommendations regarding the compensation of certain nonexecutive employees, directors and consultants;

•	approving and making grants and awards of stock, stock options and other equity securities to our executive officers, directors, and certain other employees and persons, and supervising the administration of our stock option plan;

•	reviewing and approving executive employment, severance, retirement and change of control agreements;

•	fulfilling the other responsibilities set out in its charter.

The compensation committee is currently composed of Mrs. Gates and Messrs. Doerr and Levitan. In addition to qualifying as an “independent director” under Nasdaq rules, each member of the compensation committee meets the definition of “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The compensation committee met twice during fiscal year 2003 and took action by unanimous written consent on one other occasion. The report of the compensation committee is set forth beginning on page 15. A current copy of the compensation committee charter may be obtained by writing to Investor Relations, drugstore.com, inc., 13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005.

Nominating Committee

The nominating committee operates pursuant to a written charter adopted by the Board and is responsible for:

•	identifying individuals qualified to become Board members, selecting (or recommend that the Board select) all candidates to stand for election or re-election as directors at our annual meetings of stockholders, and filling vacancies in the Board;

•	evaluating and recommending to the Board directors for appointment to committees of the Board and making recommendations regarding the composition, purpose, structure and operations of the committees of the Board;

•	considering and making recommendations to the Board regarding Board composition and size, periodic rotation or retirement of Board or committee members, and related matters;

•	developing a process for considering stockholder suggestions for Board nominees; and

•	fulfilling the other responsibilities set out in its charter.

The nominating committee may, in its discretion, retain a third-party search firm to assist it in identifying and evaluating potential candidates.

The nominating committee considers director candidates recommended by its member(s), by other Board members, by management and, beginning in fiscal year 2004, by stockholders, as well those identified by any third-party search firm it may retain. The nominating committee has not established any special qualifications or minimum criteria for director nominees. In searching for, and evaluating, potential candidates for director nominees, the nominating committee takes into account such factors as it deems appropriate, which may include the experience, education, background and expected contributions of such director candidates and the current directors, any potential conflicts of interest, including financial relationships, the diversity of the Board and the evolving needs of drugstore.com. The nominating committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collecting a list of potential candidates based on recommendations from other Board members, management, stockholders or other parties or through the engagement of a search firm;

•	evaluating potential conflicts, including financial relationships, and the director’s ability to represent the interests of all stockholders;

•	conducting committee meetings and communicating with the Board and management to narrow the list of potential candidates;

•	interviewing a select group of candidates; and

•	selecting a candidate most likely to advance the best interests of drugstore.com and its stockholders.

The nominating committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its member(s), other Board members or other persons.

Stockholder recommendations for director candidates should be sent by certified or registered mail to: Nominating Committee, c/o Secretary, drugstore.com, inc., 13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005. The recommendation must provide following information for each candidate recommended:

•	the candidate’s name, age, business and residence addresses, and principal occupation or employment, and an indication of whether the candidate has expressed a willingness to serve;

•	the number of shares of drugstore.com stock beneficially owned by the candidate;

•	the name, address, and phone number of the stockholder or group of stockholders making the recommendation, and the number of shares beneficially owned by such stockholder or group of stockholders;

•	to the extent the stockholder or group of stockholders making the recommendation is not a registered holder of such securities, proof of the number of shares beneficially owned and length of time held; and

•	any other information required by law to be disclosed in connection with the solicitation of proxies for the election of directors, and any other information that drugstore.com may reasonably require.

For more information regarding the dates by which we must receive director candidate nominations to be considered for inclusion in the proxy materials for, or to be presented at, the 2005 annual meeting of stockholders, see the section entitled “Stockholder Proposals for 2005 Annual Meeting” beginning on page 23.

The nominating committee has not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock. However, Amazon.com, our largest stockholder, has designated G. Cayce Roy to serve as its nominee on the Board, pursuant to its rights under the Voting Agreement. The nominating committee has not engaged any third-party search firm to assist it in identifying or evaluating potential nominees. Each of the current nominees listed for directors under Proposal 1 of this proxy statement is an existing director standing for re-election, with the exception of Mr. Roy.

Mrs. Gates is currently the sole member of the nominating committee. The Board has determined that Mrs. Gates qualifies as an independent director under current Nasdaq rules. The nominating committee did not meet during fiscal year 2003, as the Board as a whole performed the functions of this committee during fiscal year 2003.

The nominating committee charter is attached to this proxy statement as Annex B.

Stock Option Committee

The stock option committee has authority to grant stock options to optionees who are not executive officers or directors of drugstore.com. The stock option committee is currently composed of Messrs. Raman and Neupert.

ESPP Committee

The ESPP committee has authority to administer our 1999 Employee Stock Purchase Plan. Mr. Neupert is currently the sole member of the ESPP committee.

Attendance at Annual Meetings

drugstore.com has no formal policy regarding attendance by our directors at annual meetings of stockholders. Three of our directors were present at the 2003 annual meeting.

Director Compensation

Our non-employee directors who do not serve on behalf of an entity with a contractual right to a board seat (“Eligible Non-Employee Directors”) receive annual cash compensation in the amount of $5,000 for their service as members of the Board. Eligible Non-Employee Directors who are members of the audit committee receive an additional $10,000 in annual compensation, and Eligible Non-Employee Directors who are members of any other committee receive an additional $5,000 in annual compensation. Employee directors and directors who serve on behalf of an entity with a contractual right to a board seat do not receive any cash compensation for their services as members of the Board. We also reimburse all directors for certain expenses they incur in connection with attendance at Board and committee meetings.

Non-employee directors are eligible to receive stock option grants under our 1998 Stock Plan, as amended in June 2000 (the “1998 Stock Plan”). Beginning in February 2003, each of our Eligible Non-Employee Directors receives an annual grant of an option to purchase 25,000 shares of common stock under the 1998 Stock Plan, for his or her service on the Board during the one-year term following his or her election to the Board (each, a “Board Service Year”). The exercise price of the option is the market price per share on the date of grant. Because this program was implemented during the second half of the 2002-2003 Board Service Year, each of Mrs. Gates and Messrs. Doerr, Levitan and Savoy received an option to purchase 12,500 shares for their service during the 2002-2003 Board Service Year. The exercise price of these options is $2.63 per share, which was the market price on February 13, 2003, the date of grant. Because Mr. Stanger joined the Board during the second half of the 2002-2003 Board Service Year, he received an option to purchase 12,500 shares for his service during the 2002-2003 Board Service Year. The exercise price of this option is $3.91 per share, which was the market price on April 1, 2003, the date of grant. For their service during the 2003-2004 Board Service Year, each of Mrs. Gates and Messrs. Doerr, Levitan, Savoy and Stanger received an option to purchase 25,000 shares at an exercise price of $6.15 per share, which was the market price on February 13, 2004, the date of grant. After his or her election as a director at the Annual Meeting, each of our Eligible Non-Employee Directors will receive an option to purchase an additional 25,000 shares of common stock, at an exercise price equal to the market price on the date of grant, for service during the 2004-2005 Board Service Year. Employee directors and directors who serve on behalf of an entity with a contractual right to a board seat do not receive option grants for their services as members of the Board.

Mr. Neupert, our chairman of the board and chief strategy officer, and Mr. Raman, our president and chief executive officer, receive compensation as employees of drugstore.com but receive no additional compensation for their services as directors. For details of our arrangements with Messrs. Neupert and Raman, see the section entitled “Certain Relationships and Related Transactions–Agreements with Executive Officers and Directors” beginning on page 18.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected and appointed Ernst & Young LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending January 2, 2005 (“fiscal year 2004”). Upon the recommendation of the audit committee, the Board is asking our stockholders to ratify that appointment at the Annual Meeting. Ernst & Young has served as our independent auditors since 1998. In keeping with good corporate governance, the audit committee periodically assesses the suitability of our incumbent independent auditors, taking into account such factors as it deems appropriate, including the possible consideration of the qualifications of other accounting firms. The ratification of the appointment of Ernst & Young as our independent auditors and any other matters submitted to a vote of stockholders require the affirmative vote of a majority of all votes cast at the Annual Meeting. Abstentions will be treated as votes against this proposal and broker non-votes will have no effect.

A representative of Ernst & Young is expected to be present at the meeting. He or she will be given the opportunity to make a statement, should he or she desire to do so, and is expected to be available to respond to appropriate questions from the stockholders.

The Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP.

Independent Auditor Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 28, 2003 and December 29, 2002, and fees billed for other services rendered by Ernst & Young during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

(In thousands)	December 28, 2003	December 29, 2002
Audit Fees (1)	$213	$217
Audit Related Fees (2)	275	—
Tax Fees	—	—
All Other Fees	—	—

Total	$488	$217

(1)	Audit fees include fees and expenses for services rendered by Ernst & Young in connection with its audits of our annual consolidated financial statements and its review of our interim consolidated financial statements included in our quarterly reports on Forms 10-Q.
(2)	Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to the performance of due diligence related to acquisitions, audits in connection with consummated acquisitions and accounting consultations regarding the application of GAAP to proposed transactions.

Audit Committee Preapproval of Auditor Services

The audit committee is responsible for the appointment, compensation, retention and oversight of, and for the preapproval of all audit, audit-related, tax and nonaudit services to be provided by, our independent auditors, in order to ensure that the provision of such services does not impair the auditors’ independence.

The audit committee preapproved all services described above that were provided by Ernst & Young after the preapproval requirements under the Sarbanes-Oxley Act became effective on May 6, 2003. The audit committee has concluded the provision of the nonaudit services listed above is compatible with maintaining the independence of Ernst & Young.

The audit committee has adopted guidelines for preapproval of services to be provided by our independent auditors. The guidelines contain the following key components:

•	Annually, our independent auditors will present to the audit committee and engagement letter outlining the audit and nonaudit services proposed to be provided by the independent auditors over the next 12 months. The audit committee reviews and, as it deems appropriate, preapproves those services and the engagement letter. Any services to be provided by the independent auditors that are not contained in the engagement letter must be separately preapproved by the audit committee.

•	In deciding whether to preapprove any services proposed to be provided by the independent auditors, the audit committee will consider the following: (i) whether the proposed services are consistent with SEC rules on auditor independence; (ii) whether the independent auditor is qualified to provide effective and efficient service; (iii) whether such service would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to drugstore.com; and (iv) the relationship between fees for audit and nonaudit services.

•	The audit committee will not approve the provision by the independent auditors of any audit or nonaudit service that it believes, individually or in the aggregate, may impair the independence of the independent auditors.

AUDIT COMMITTEE REPORT

The audit committee of the Board is composed of independent directors, as required by current applicable SEC and Nasdaq rules, and operates in accordance with the written charter adopted by the Board. The audit committee charter is attached to this proxy statement as Annex A. During fiscal year 2003, the members of the audit committee were Messrs. Doerr, Savoy and Stanger, who furnished the following report:

Management is responsible for drugstore.com’s internal controls and financial reporting processes. Ernst & Young LLP, drugstore.com’s independent auditors, are responsible for performing an independent audit of drugstore.com’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and with Ernst & Young to review and discuss drugstore.com’s audited, consolidated financial statements for fiscal year 2003. The audit committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The audit committee also received the written disclosures and letter from Ernst & Young required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, as currently in effect, discussed with Ernst & Young its independence from drugstore.com and considered the compatibility of its provision of nonaudit services with its independence from drugstore.com.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that drugstore.com’s audited, consolidated financial statements be included in drugstore.com’s annual report on Form 10-K for the fiscal year ended December 28, 2003, for filing with the SEC.

The Audit Committee:

L. John Doerr (member, fiscal year 2003)

William D. Savoy

Gregory S. Stanger

EQUITY COMPENSATION PLAN INFORMATION

We have two equity-based compensation plans, our 1998 Stock Plan and our 1999 Employee Stock Purchase Plan. The following table provides information regarding securities issuable under these equity-based compensation plans as of December 28, 2003:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,631,869	(1)	$6.34	(2)	10,455,048	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	15,631,869	(1)	$6.34	(2)	10,455,048	(3)

(1)	Represents the number of shares of common stock to be issued upon exercise of options outstanding under the 1998 Stock Plan. Does not include purchase rights accruing under the 1999 Employee Stock Purchase Plan during the offering period beginning August 1, 2003, the number and exercise price of which were not determinable until the expiration of the offering period on January 31, 2004, or during offering periods beginning on or after February 1, 2004, the number and exercise price of which are not determinable until the expiration of such offering periods.
(2)	Represents the weighted average exercise price per share of options outstanding under the 1998 Stock Plan. Does not include purchase rights accruing under the 1999 Employee Stock Purchase Plan during the offering period beginning August 1, 2003, the number and exercise price of which were not determinable until the expiration of the offering period on January 31, 2004, or during offering periods beginning on or after February 1, 2004, the number and exercise price of which are not determinable until the expiration of such offering periods.
(3)	Represents 8,345,459 shares available for future issuance under the 1998 Stock Plan and 2,109,589 shares available for sale under the 1999 Employee Stock Purchase Plan. The maximum number of shares available for sale under the 1999 Employee Stock Purchase Plan is automatically increased on the first day of each fiscal year, up to and including 2004, by the lesser of (i) 500,000 shares, (ii) three percent of the outstanding shares of drugstore.com on the last day of the immediately preceding fiscal year or (iii) such lesser number of shares as may be determined by the Board.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned for services rendered to drugstore.com during each of the last three fiscal years by our chief executive officer and the four other individuals who were our most highly compensated executive officers in fiscal year 2003.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards	All Other Compen- sation (1)
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options
Kal Raman (2) President and Chief Executive Officer	2003 2002 2001	$350,000 350,000 312,923	(5)	$134,750 280,000 562,500	(3) (4) (6)	1,000,000 400,000 1,250,000	$270 240 187

Robert A. Barton Vice President, Finance and Chief Financial Officer	2003 2002 2001	$192,500 191,154 173,077		$46,200 25,826 109,712	(7) (8) (9)	50,000 200,000 100,000	$154 151 117

Christopher G. Hauser Vice President, Operations	2003 2002 2001	$192,500 191,894 174,231		$46,200 33,486 117,385	(10) (11) (12)	50,000 200,000 100,000	$393 389 335

Alesia L. Pinney Vice President, General Counsel and Secretary	2003 2002 2001	$183,750 183,385 167,885		$44,100 22,901 93,000	(13) (14) (15)	50,000 150,000 75,000	$161 144 117

Jeffrey J. Kimmell (16) Vice President, Health Care Services and Chief Pharmacy Officer	2003 2002 2001	$148,077 — —		$67,000 — —	(17)	250,000 — —	$127 — —

(1)	Represents a premium paid for term life insurance for the benefit of the named executive officer.
(2)	Mr. Raman was appointed president and chief executive officer of drugstore.com in April 2001.
(3)	Represents a $134,750 bonus earned in 2003 but paid in 2004.
(4)	Represents a $280,000 bonus earned in 2002 but paid in 2003.
(5)	Represents the pro rata portion of Mr. Raman’s annual base salary of $350,000 earned as chief executive officer for the period beginning April 26, 2001 and ending December 30, 2001, and the pro rata portion of Mr. Raman’s annual base salary, ranging from $225,000 to $245,000, earned before Mr. Raman’s appointment as chief executive officer for the period beginning January 1, 2001 and ending April 25, 2001.
(6)	Represents the following bonuses earned in connection with Mr. Raman’s compensation package as chief executive officer: a $75,000 signing bonus, a $350,000 bonus earned in 2001 but paid in 2002 and a $25,000 bonus earned in 2001 but paid in 2002. Also includes additional bonuses totaling $112,500 earned in 2001 before Mr. Raman’s appointment as chief executive officer.
(7)	Represents a $46,200 bonus earned in 2003 but paid in 2004.
(8)	Includes a $14,438 bonus earned in 2002 but paid in 2003.
(9)	Includes a $21,875 bonus earned in 2001 but paid in 2002.
(10)	Represents a $46,200 bonus earned in 2003 but paid in 2004.
(11)	Includes a $16,973 bonus earned in 2002 but paid in 2003.
(12)	Includes a $21,875 bonus earned in 2001 but paid in 2002.
(13)	Represents a $44,100 bonus earned in 2003 but paid in 2004.
(14)	Includes a $13,781 bonus earned in 2002 but paid in 2003.
(15)	Includes a $10,913 bonus earned in 2001 but paid in 2002.
(16)	Mr. Kimmell was hired by drugstore.com, and appointed as an officer, in February 2003.
(17)	Includes a $42,000 bonus earned in 2003 but paid in 2004.

Option Grants

The following table provides summary information regarding stock options granted during fiscal year 2003 to the individuals named in the summary compensation table above.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price Per Share ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (3)
					5%	10%
Kal Raman	1,000,000	19.6%	$3.88	04/28/13	$2,440,111	$6,183,721
Robert A. Barton	50,000	1.0	2.63	02/13/13	82,700	209,577
Christopher G. Hauser	50,000	1.0	2.63	02/13/13	82,700	209,577
Alesia L. Pinney	50,000	1.0	2.63	02/13/13	82,700	209,577
Jeffrey J. Kimmell (4)	250,000	4.9	2.83	02/21/13	413,498	1,047,886

(1)	With respect to all named executive officers except Mr. Raman, so long as the named executive officer maintains continuous employment with drugstore.com, 20% of the shares subject to the options granted to the executive in fiscal year 2003 vests six months after the date of grant, and the remaining 80% vests in equal installments every three months over the subsequent 42 months of the four-year vesting period of the options. Options become exercisable as they vest. The shares subject to the option granted to Mr. Raman in fiscal year 2003 will vest and become exercisable on March 30, 2006, so long as Mr. Raman is then employed by drugstore.com.
(2)	Based on an aggregate of 5,105,875 shares underlying options granted to drugstore.com employees during fiscal year 2003.
(3)	Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value of the common stock on the date of grant, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices. The named executive officers will realize no gain on these options without an increase in the price of our common stock that will benefit all of our stockholders proportionately.
(4)	Mr. Kimmell was hired by drugstore.com, and appointed as an officer, in February 2003.

Option Exercises and Holdings

The following table provides summary information concerning options exercised during fiscal year 2003 and exercisable and unexercisable options held as of December 28, 2003 by the individuals named in the summary compensation table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
			Unexercisable	Exercisable	Unexercisable	Exercisable
Kal Raman	25,000	$59,000	1,411,897	2,257,103	$2,097,370	$6,560,760
Robert A. Barton	—	—	164,975	569,625	412,203	1,706,321
Christopher G. Hauser	—	—	200,533	624,467	412,203	1,461,297
Alesia L. Pinney	75,000	386,042	161,828	365,672	336,309	930,841
Jeffrey J. Kimmell	—	—	185,715	64,285	414,145	143,356

(1)	Based on a value of $5.06 per share, the market price per share on December 26, 2003 (the last business day of fiscal year 2003), minus the per share exercise price, multiplied by the number of shares underlying the option.

Compensation Committee Report on Executive Compensation

The compensation committee of the Board (the “Committee”) is composed of independent directors, as required by current applicable Nasdaq rules, and operates in accordance with a written charter. The members of the Committee are currently Mrs. Gates and Messrs. Doerr and Levitan, who also served on the Committee in fiscal year 2003. The Committee has furnished the following report with respect to executive compensation for fiscal year 2003:

Compensation Philosophy

We offer compensation packages designed to attract and retain outstanding employees, to encourage and reward the achievement of corporate goals and to align employee financial interests with long-term stockholder value. Our compensation policy is to offer a package that includes a competitive salary, an incentive bonus based on attainment of individual and company performance goals and competitive benefits. We also encourage broad-based employee ownership of drugstore.com common stock through employee stock purchase and stock option programs in which most employees are eligible to participate, in order to more closely align the interests of our employees with those of our stockholders at large.

Our compensation policy for executive officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals. Executive officers receive total compensation packages in line with their responsibilities, expertise and performance. The Committee establishes performance goals for our executive officers as an incentive for superior individual, group, and corporate performance. In setting these goals, the Committee considers numerous qualitative and quantitative factors.

Cash-Based Compensation

The Committee determines the salaries of our executive officers, including the chief executive officer (“CEO”), annually. In determining an executive officer’s salary, the Committee evaluates the responsibilities of the executive officer, his or her performance with respect to specified objectives and drugstore.com’s performance with respect to specified financial performance targets and other objectives, and considers salaries paid to executives with similar responsibilities at comparable companies. The Committee also considers the recommendation of the CEO and chairman of the board (or, in the case of CEO compensation, the recommendation of the chairman of the board), which recommendation is based on management objectives and the CEO’s evaluation of the executive officer’s performance. Each executive officer, including the CEO, is eligible to receive a cash bonus, at the discretion of the Committee, based on the individual’s performance and the achievement by drugstore.com of certain performance goals, including growth in our revenues and earnings.

All of our executive officers, including the CEO, volunteered to forego any increase in their base salaries for fiscal year 2003. As a result, the Committee did not raise the base salary of any executive officer for fiscal year 2003 except for Mary Allison, our former vice president of merchandising. In February 2004, the Committee determined the base salaries for each executive officer, including the CEO, for fiscal year 2004. Based on the factors described above, the Committee granted salary increases ranging from 0% to 7% to the executive officers, other than the CEO, and granted a salary increase of 14% to Mr. Raman, the CEO.

In April 2003, the Committee adopted an executive management bonus plan (the “2003 Bonus Plan”), to provide executive officers with a performance bonus of up to 60% of their 2003 base salary if certain performance criteria were satisfied in fiscal year 2003. These performance criteria included specified sales and earnings objectives. In February 2004, the Committee evaluated the performance of each executive officer and drugstore.com against the performance objectives specified in the 2003 Bonus Plan, to determine the bonus, if any, to be granted to such executive officer under the 2003 Bonus Plan. Based on its evaluation and the recommendation of the CEO and chairman of the board, the Committee granted each executive officer, other than the CEO, a bonus equal to 24% of his or her 2003 base salary. Based on its evaluation and the recommendation of the chairman of the Board, the Committee granted Mr. Raman bonus equal to 38.5% of his 2003 base salary.

In February 2004, the Committee adopted the 2004 executive management bonus plan (the “2004 Bonus Plan”). Under the 2004 Bonus Plan, a bonus pool will be created and performance bonuses granted to executive officers if drugstore.com achieves specified sales and earnings objectives in fiscal year 2004. An executive officer’s bonus, if any, will be based on the executive officer’s attainment of performance objectives, drugstore.com’s achievement of financial performance targets and the recommendation of the CEO (or, in the case of the CEO’s bonus, the recommendation of the chairman of the board), which recommendation will be based on management objectives and the CEO’s evaluation of the executive officer’s performance. Under the 2004 Bonus Plan, each executive officer’s bonus, if any, will have two components: (1) an individual performance component not exceeding 50% of the executive’s target percentage bonus, and (2) a company performance component not exceeding the executive’s target percentage bonus. The target percentage bonus is 40% of annual salary for the CEO and 25% of annual salary for other executive officers. After the end of fiscal year 2004, the Committee will evaluate the performance of each participant and drugstore.com against the performance objectives specified in the 2004 Bonus Plan, to determine the bonus, if any, to be granted to each executive officer under the 2004 Bonus Plan.

Stock-Based Compensation

We seek to align the long-term interests of our executive officers (and other employees) with those of our stockholders. As a result, each executive officer receives a significant stock option grant when he or she joins drugstore.com or is promoted to executive officer and may receive additional grants from time to time, in the discretion of the Committee. The Committee evaluates stock-based compensation annually, considering executive officers’ responsibilities and performance as well as surveys of equity compensation awarded to executives with similar responsibilities at comparable companies. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their prior and anticipated contributions to our success and prior option grants.

In February 2003, each of our executive officers then employed by drugstore.com, other than Mr. Raman, received performance-based grants of stock options. In April 2003, Mr. Raman received an option to purchase

1,000,000 shares of common stock at an exercise price of $3.88 per share, which was the market price per share of our common stock on the date of grant. Executives joining drugstore.com later in the year received stock option grants at the commencement of their employment.

In February 2004, each of our executive officers then employed by drugstore.com, other than Mr. Raman, Mr. Neupert, and Ian Mummery and Louise Mummery (who joined drugstore.com in December 2003), received performance-based grants of stock options. We intend to grant additional stock options to executive officers from time to time based on performance and future expected contributions.

Chief Executive Officer Compensation

As described above, the compensation of Mr. Raman, our CEO, was reviewed and approved by the Committee for fiscal years 2003 and 2004. Beginning in fiscal year 2004, CEO compensation will be determined by the Compensation Committee or a majority of our independent directors. In making its decisions regarding CEO compensation, the Committee uses the same policies and goals that are used by the Committee in determining compensation for other executive officers. The Committee also endeavors to maintain compensation is competitive with that of chief executive officers at comparable companies, while basing a large percentage of the CEO’s total compensation on drugstore.com-specific performance goals. Although this may result in fluctuations in the level of compensation from year to year, the Committee believes that this appropriately motivates the CEO to achieve specified goals.

In February 2004, the Committee decided to increase that Mr. Raman’s base salary from $350,000 to $400,000 for fiscal year 2004, an increase of 14%. The Committee believes that this is a reasonable salary that is commensurate with Mr. Raman’s historical, and anticipated future, contributions to the performance of drugstore.com and is competitive with the annual compensation of chief executive officers at comparable companies. As described above, the Committee will determine after the end of fiscal year 2004 the bonus, if any, to be paid to Mr. Raman under the 2004 Bonus Plan.

Ongoing Review

The Committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, the Committee may from time to time increase salaries, award additional stock options or provide other short- and long-term incentive compensation to executive officers.

Compliance With Section 162(m)(4)(c) of the Internal Revenue Code

drugstore.com is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to its executive officers in excess of $1 million. Section 162(m) also provides for certain exceptions to the limitations on deductibility, including compensation that is “performance based” within the meaning of Section 162(m)(4)(c). Based on fiscal year 2003 compensation for levels and the exception for performance-based compensation, no limits on the deductibility of compensation applied to any officer of drugstore.com.

The Compensation Committee:

L. John Doerr

Melinda French Gates

Dan Levitan

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2003 were L. John Doerr, Melinda French Gates and Dan Levitan. None of these individuals were officers or employees of drugstore.com or any of its subsidiaries at any time during fiscal year 2003, and none of them has ever been an officer of drugstore.com or any of its subsidiaries. In addition, none of the executive officers of drugstore.com served on the compensation committee of any entity or as a director of an entity that employs any of the members of the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into the transactions described below with our executive officers, directors and holders of 5% or more of our common stock and their affiliates.

Agreements with Executive Officers and Directors

Under the terms of his May 2001 offer letter, Mr. Raman, our president and chief executive officer, receives an annual base salary and is eligible to receive a bonus of up to $350,000 annually and standard employee benefits. In February 2004, the compensation committee established Mr. Raman’s base salary as $400,000 for fiscal year 2004. Mr. Raman is also eligible to receive option grants under our 1998 Stock Plan. In April 2003, he was granted an option to purchase 1,000,000 shares of our common stock at an exercise price of $3.88 per share, which was the market price per share of common stock at the time of grant.

Under the terms of his May 2001 offer letter, Mr. Neupert, our chairman of the board and chief strategy officer, receives an annual base salary for service as an employee of drugstore.com and is eligible to receive bonuses and standard employee benefits. In February 2004, the compensation committee established Mr. Neupert’s salary as $250,000 for fiscal year 2004. Mr. Neupert is also eligible to receive option grants under our 1998 Stock Plan. In April 2003, he was granted an option to purchase 500,000 shares of our common stock at an exercise price of $3.88 per share, which was the market price per share of common stock at the time of grant.

Under the terms of his October 2003 offer letter, Ian Mummery, our vice president, vision, receives an annual base salary of $190,000 and is eligible to receive a bonus of up to $76,000 annually and standard employee benefits. In addition, Mr. Mummery receives an automobile allowance of $400 per month and will be reimbursed for reasonable moving expenses should he choose to relocate to Washington state. Mr. Mummery is also eligible to receive option grants under our 1998 Stock Plan. In December 2003, he was granted an option to purchase 250,000 shares of our common stock at an exercise price of $5.71 per share, which was the market price per share of common stock at the time of grant. If Mr. Mummery’s employment is terminated without cause or with good reason, as those terms are defined in his offer letter, during his first two years of employment with drugstore.com, he will receive as a severance payment the equivalent of two years’ salary less the salary already paid to him through the date of termination.

Under the terms of her October 2003 offer letter, Louise Mummery, our vice president, vision operations, receives an annual base salary of $190,000 and is eligible to receive a bonus of up to $76,000 annually and standard employee benefits. In addition, Mrs. Mummery receives an automobile allowance of $400 per month and will be reimbursed for reasonable moving expenses if she chooses to relocate to Washington state. Mrs. Mummery is also eligible to receive option grants under our 1998 Stock Plan. In December 2003, she was granted an option to purchase 250,000 shares of our common stock at an exercise price of $5.71 per share, which was the market price per share of common stock at the time of grant. If Mrs. Mummery’s employment is terminated without cause or with good reason, as those terms are defined in her offer letter, during her first two years of employment with drugstore.com, she will receive as a severance payment the equivalent of two years’ salary less the salary already paid to her through the date of termination.

We have entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Each of our executive officers is appointed by the Board and serves until his or her successor has been duly appointed and qualified.

Agreements with Amazon.com

Effective September 19, 2003, we entered into an e-commerce agreement with Amazon.com, Inc. Under this agreement, we are a nonexclusive wholesaler and fulfillment provider for certain over-the-counter products sold through the Health & Personal Care store on the Amazon.com Web site. We ship the Amazon.com orders we fulfill in Amazon.com-branded boxes from our distribution facility. The new agreement replaced our then-existing marketing agreement with Amazon.com, which we entered into in June 2002. The initial term of the new agreement with Amazon.com ends in April 2007.

In August 1998, we entered into a technology license and advertising agreement with Amazon.com, under which we have the right to license substantially all of Amazon.com’s technology for use in our business and to receive certain technological and advertising support from Amazon.com, and Amazon.com has the right to license substantially all of our technology for use in its business. Neither party may use the other’s technology to compete against the other. Currently, neither party has licensed any technology from the other under this agreement. If we were to be acquired by a competitor of Amazon.com and Amazon.com did not vote in favor of the transaction, we would lose our rights to use Amazon.com’s technology, if we were then using any. This agreement also restricts us from promoting on our Web site any company, other than drugstore.com, that sells products or services competitive with those that Amazon.com offers or is preparing to produce or market.

For fiscal year 2003, we paid Amazon.com approximately $1.1 million pursuant to the e-commerce agreement and marketing agreement discussed above.

Amazon.com is our largest stockholder, owning 16.5% of our outstanding stock as of April 2, 2004. Jeffrey Bezos, Amazon.com’s chairman of the board, president and chief executive officer, has served as Amazon.com’s designee on the Board since August 1998. Mr. Bezos will not be standing for re-election at the Annual Meeting. Following the Annual Meeting, we anticipate that G. Cayce Roy, an officer of Amazon.com, will serve on the Board.

Approval of Future Transactions

In accordance with applicable Nasdaq rules and our audit committee charter, the audit committee will approve all future related-party transactions, including any loans from us to our principal stockholders or affiliates. Related party transactions have in the past and will continue to be approved by a majority of the Board, including a majority of the independent and disinterested members of the Board and, if required by law, a majority of disinterested stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 2, 2004 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee;

•	our chief executive officer and our four other highest-paid executive officers in fiscal year 2003; and

•	all directors and executive officers as a group.

As of April 2, 2004, we had 78,639,543 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 2, 2004, are deemed outstanding, but those shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, each person and entity named has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for individuals that beneficially own 5% or more of our common stock is the same as the address of the entity affiliated with such individual indicated in the applicable footnote.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Amazon.com, Inc. (2) 1200 12th Avenue South Seattle, WA 98144	12,963,339	16.5%

Kleiner Perkins Caufield & Byers (3) 2750 Sand Hill Road Menlo Park, CA 94025	11,068,745	14.1

Jeffrey P. Bezos (4)	12,963,339	16.5

L. John Doerr (5)	12,094,483	15.4

Melinda French Gates (6)(7)	2,733,246	3.5

Dan Levitan (6)(8)	1,631,979	2.1

Peter M. Neupert (6)(9)	3,831,479	4.8

Kal Raman (6)(10)	2,037,734	2.5

G. Charles “Cayce” Roy, 3rd (11)	—	—

William D. Savoy (6)(12)	22,500	*

Gregory S. Stanger (6)(13)	12,500	*

Robert E. Barton (6)(14)	422,495	*

Christopher G. Hauser (6)(15)	677,550	*

Jeffrey J. Kimmell (6)(16)	92,857	*

Alesia L. Pinney (6)(17)	406,651	*

All directors and executive officers as a group (13 persons) (18)	36,926,813	43.8%

*	Less than 1%

(1)	Percentage ownership is calculated based on 78,639,543 shares of drugstore.com common stock outstanding on April 2, 2004, plus the applicable number of shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or will become exercisable within 60 days after April 2, 2004 (see above).
(2)	Represents 12,963,339 shares held by Amazon.com NV Investment Holdings, Inc., a wholly owned subsidiary of Amazon.com, Inc.
(3)	Represents 10,130,403 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (“KPCB VIII”), 586,804 shares held by KPCB VIII Founders Fund, L.P. (“KPCB VIII FF”) and 351,538 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. (“KPCB ZF II”) KPCB VIII and KPCB VIII FF are wholly controlled by KPCB VIII Associates, L.P. (“KPCB VIII Associates”). KPCB ZF II is wholly controlled by KPCB VII Associates, L.P. (“KPCB VII Associates”).
(4)	Represents 12,963,339 shares beneficially owned by Amazon.com NV Investment Holdings. Because Mr. Bezos is the chairman of the board, president and chief executive officer of Amazon.com and its largest single stockholder, he could be deemed to be the beneficial owner of these shares. Mr. Bezos disclaims beneficial ownership of these shares. Mr. Bezos is a current director of drugstore.com but will not be standing for re-election at the Annual Meeting.
(5)	Includes 11,068,745 shares beneficially owned by Kleiner Perkins Caufield & Byers. Mr. Doerr is a general partner of KPCB VII Associates and KPCB VIII Associates and, as such, could be deemed to be the beneficial owner of these shares. Mr. Doerr disclaims beneficial ownership of shares held by KPCB VIII, KPCB VIII FF and KPCB ZF II, except to the extent of his pecuniary interest in those shares. Also includes 1,013,238 shares of common stock owned directly by Mr. Doerr and 12,500 shares subject to options exercisable within 60 days of April 2, 2004.
(6)	The address of all directors and officers of drugstore.com who do not beneficially own 5% or more of our common stock (and whose affiliates do not beneficially own 5% or more of our common stock) is 13920 Southeast Eastgate Way, Suite 300, Bellevue, Washington 98005.
(7)	Includes 25,000 shares subject to options exercisable within 60 days of April 2, 2004.
(8)	Includes 1,592,246 shares of common stock owned by Maveron Equity Partners, L.P. (“Maveron”). Mr. Levitan is one of two members of a limited liability company that serves as a general partner of Maveron and, as such, may be deemed to be a beneficial owner of these shares. Mr. Levitan disclaims beneficial ownership of shares held by Maveron, except to the extent of his pecuniary interest in those shares. Also includes 12,500 shares subject to options exercisable within 60 days of April 2, 2004.
(9)	Includes 1,983,333 shares subject to options exercisable within 60 days of April 2, 2004.
(10)	Includes 1,980,897 shares subject to options exercisable within 60 days of April 2, 2004.
(11)	Mr. Roy has been designated by Amazon.com to serve as its representative on the Board, pursuant to the terms of the Voting Agreement, and he is standing for election as a director at the Annual Meeting.
(12)	Includes 12,500 shares subject to options exercisable within 60 days of April 2, 2004.
(13)	Represents 12,500 shares subject to options exercisable within 60 days of April 2, 2004.
(14)	Includes 417,548 shares subject to options exercisable within 60 days of April 2, 2004.
(15)	Includes 664,979 shares subject to options exercisable within 60 days of April 2, 2004.
(16)	Includes 92,857 shares subject to options exercisable within 60 days of April 2, 2004.
(17)	Includes 600 shares held by Ms. Pinney as custodian for her daughter, niece and nephew, of which shares Ms. Pinney may be deemed to be the beneficial owner, and 395,604 shares subject to options exercisable within 60 days of April 2, 2004.
(18)	Includes 5,610,218 shares subject to options exercisable within 60 days of April 2, 2004.

PERFORMANCE GRAPH

The following graph compares the annual changes in drugstore.com’s cumulative total stockholder return with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Morgan Stanley High Technology 35 Index. The graph shows the value, as of December 26, 2003 (the last trading day of fiscal year 2003), of $100 invested in our common stock and in each index on July 27, 1999, the date of our initial public offering. Historical stock price performance is not necessarily indicative of future stock performance.

The Morgan Stanley High-Technology 35 Index is made up of U.S. companies that are active in nine technology subsectors: computer services, design software, server software, PC software and new media, networking and telecommunications equipment, server hardware, PC hardware and peripherals, specialized systems and semiconductors.

Comparison of Cumulative Total Return* among drugstore.com, inc., the Nasdaq Stock Market (U.S.) Index and the Morgan Stanley High Technology 35 Index

For the periods ended	7/27/1999	12/31/1999	12/29/2000	12/28/2001	12/27/2002	12/26/2003
drugstore.com, inc.	$100	$201	$5	$11	$13	$28
Nasdaq Stock Market (U.S.)	100	150	92	74	51	74
Morgan Stanley High Technology Index	100	150	117	90	51	82

*	$100 invested on July 27, 1999 in drugstore.com common stock (at our initial offering price of $18 per share) or the applicable index, including reinvestment of dividends, if any. drugstore.com has never declared or paid cash or stock dividends on our capital stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors, executive officers, and any persons holding more than 10% of our common stock to file with the SEC and Nasdaq reports regarding their initial ownership of our stock and any subsequent changes in that ownership. SEC regulations require directors and executive officers to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, during fiscal year 2003, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis, other than as described below. During fiscal year 2003, one Form 4 (Statement of Changes of Beneficial Ownership) covering six transactions was inadvertently filed late for Jason Brown, our former vice president, specialty retail.

OTHER MATTERS

At the time of mailing this proxy statement, the Board knows of no matters that are likely to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders. If other matters not now known or determined properly come before the Annual Meeting, however, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with the recommendations of the Board of Directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may communicate directly with the Board or any member of the Board by writing to them care of the Secretary, drugstore.com, inc., 13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005. The outside of the envelope on all such correspondence should prominently indicate that the correspondence is intended for the Board or for a specific director. The Secretary will forward all such written communications to the member of the Board to whom it is addressed or, if no party is specified, to the entire Board.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals (including nominations for the election of directors) that satisfy specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2005 annual meeting of stockholders. If you intend to present a proposal at the 2005 annual meeting, you must deliver the proposal in writing to the following address by no later than December 31, 2004 in order for the proposal to be considered for inclusion in the proxy materials for that meeting: Secretary, drugstore.com, inc., 13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005. All proposals must comply with the requirements of Rule 14a-8 under the Exchange Act in order to be considered for inclusion in the proxy materials for the 2005 annual meeting.

In addition, if you intend to submit a nomination or other business for consideration at the 2005 annual meeting, other than submitting a proposal to be included in our proxy materials, you must comply with the advance notice provisions of our bylaws. These provisions require that you give written notice to our Secretary not less than 90 and not more than 120 calendar days before June 10, 2005, the one-year anniversary of the Annual Meeting. This means that our secretary must receive your written notice no earlier than February 10, 2005 and no later than March 12, 2005. (If the date of the 2005 annual meeting is more than 30 days before or more than 70 days after that one-year anniversary date, however, you must deliver notice of your proposal not more than 120 days before the 2005 annual meeting and not more than 10 days after the day on which we first publicly announce the date of the 2005 annual meeting.) If you intend to nominate a director, your written notice must include all information required by the SEC with respect to director nominees, together with the nominee’s written consent to be nominated and serve as a director; if you intend to bring any other business before the meeting, your notice must include a brief description of that business, the text of your proposal, the reasons for conducting that business at the annual meeting, and any material interest you have in that business. Your notice must also include your name, address, and the number of shares of drugstore.com common stock that you own, a statement that you intend to appear in person or by proxy to propose the business you wish to be considered and a statement of whether you (or a group of which you are a part) intend to deliver a proxy statement to our stockholders or otherwise solicit proxies from stockholders in support of your proposal or nomination.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any stockholder proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

A copy of our combined annual report to stockholders and annual report on Form 10-K for fiscal year 2003 accompanies this proxy statement. An additional copy will be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, drugstore.com, inc., 13920 SE Eastgate Way, Suite 300, Bellevue, Washington 98005 or by telephone to (425) 372-3200. Copies of exhibits to the annual report on Form 10-K are available for a nominal fee.

Annex A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(as amended and restated effective as of March 3, 2004)

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of drugstore.com, inc. (“the Company”) is to assist the Board in fulfilling its responsibility to the Company’s stockholders, potential stockholders and the investment community by

•	overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•	retaining, approving and compensating all services to be provided by, and overseeing the qualifications, independence and performance of the Company’s independent auditors;

•	assisting Board oversight of the Company’s compliance with legal and regulatory requirements; and

•	maintaining free and open means of communication between the Board of Directors, the independent auditors, the internal auditing department (if any) and the Company’s management.

The Committee shall have a clear understanding with the independent auditors, the Company’s management and the Board that the independent auditors are ultimately accountable, and shall report directly, to the Committee, as representatives of the Company’s stockholders.

Membership

The Committee shall be comprised of at least three members of the Board. Each member of the Committee shall be appointed by and serve at the pleasure of the Board. The Board shall have the power at any time to change the membership of and fill vacancies in the Committee, subject to the satisfaction of such new members of the membership requirements. Unless the Board appoints the chairperson of the Committee, the members of the Committee shall designate a chairperson by majority vote of the full Committee. The chairperson shall be entitled to cast a vote to resolve any ties.

Each member of the Committee shall satisfy the applicable independence, financial expertise and other requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market (“Nasdaq”), as they may be in effect from time to time. In addition, at least one member of the Committee shall qualify as an “audit committee financial expert,” as defined by the rules and regulations of the SEC.

Responsibilities

The Committee’s primary responsibilities include:

•	Choosing the firm of independent certified public accountants to be appointed as the independent auditors of the Company. The Committee shall have sole authority to appoint, retain, compensate and oversee the work of, and, where appropriate in the exercise of its business judgment, terminate and replace, the independent auditors;

•

Taking, or recommending that the Board take, appropriate action to oversee the independence of the independent auditors. In doing so, the Committee will request a written statement from the auditors (consistent with the Independence Standards Board Standard No. 1) regarding relationships between the Company and the auditors, discuss with the auditors any relationships or services that may impact their objectivity and independence and, based on such review and discussion, assess the independence of the auditors;

•	Pre-approving (a) all audit, audit-related, review and attest services, including the scope and timing thereof, and (b) all permissible nonaudit services, including tax services, to be provided by the independent auditors and, in each case, the compensation to be paid therefor. The pre-approval of the Committee is not necessary for permitted non-audit services if the aggregate fees for such services provided to the Company in any fiscal year do not represent more than 5% of the total amount paid by the Company to the independent auditors during that fiscal year, such services were not recognized as nonaudit services at the time of engagement and such services are promptly brought to the attention of, and approved before the completion of the audit by, the Committee or one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee;

•	Establishing pre-approval policies and procedures for engaging the independent auditors to provide permissible nonaudit services and assessing whether the performance of such non-audit services is compatible with the auditors’ independence. Management may enter into an engagement for permissible nonaudit services pursuant to such pre-approval policies and procedures established by the Committee, provided that the Committee is timely notified of each such engagement;

•	At the conclusion of the audit, reviewing and discussing with the independent auditors and the Company’s management (a) the audit reports, (b) any problems or difficulties with the audit, (c) any accompanying management letters, schedules of unreported differences and other material written communications between the independent auditors and management, (d) any reports of the outside auditors with respect to interim periods and (e) any comments or recommendations of the independent auditors;

•	Providing sufficient opportunity for the independent auditors to meet with the members of the Committee without members of management present to discuss, among other things, the independent auditors’ evaluation of the Company’s financial and accounting personnel and the cooperation the independent auditors received during the course of the audit;

•	Resolving any disagreements between management and the independent auditors regarding the Company’s financial reporting;

•	Reviewing the adequacy and effectiveness of the Company’s internal accounting and financial controls and the performance of the Company’s internal auditing department (if any), and discussing any recommendations for improvement with the independent auditors, management and internal financial and accounting personnel;

•	Reviewing the Company’s audited financial statements and discussing them with management and the independent auditors on a timely basis and, in any event, before their filing with the SEC. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of areas requiring judgment, review of audit adjustments (whether or not recorded) and such other inquiries as may be appropriate;

•	Reviewing and discussing with management and the independent auditors the Company’s off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors;

•	Determining that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented in the annual report to the Company’s stockholders and Form 10-K to be filed with the SEC, and recommending to the Board whether, based on the discussions with management and the internal auditors (if any) and the reviews outlined above, the financial statements should be included in the annual report and the Form 10-K;

•	Reviewing the Company’s quarterly financial information and earnings press release with management and the independent auditors before the filing of the Company’s Form 10-Q and quarterly earnings announcement;

•	Reviewing and discussing with management and the Company’s general counsel, as appropriate, pending litigation, taxation matters or other contingent liabilities that may have a material impact on the financial statements and such other legal, regulatory or compliance matters as the Committee deems appropriate;

•	Before the filing of an audit report with the SEC, reviewing and discussing with management and the independent auditors a report from the independent auditors of (a) all critical accounting policies and practices to be used by the Company, (b) all alternative accounting treatments of financial information permitted within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of using such alternative treatments and disclosures and the treatment preferred by the independent auditors, (c) any significant changes in the accounting policies and practices of the Company and (d) any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

•	Ensuring the regular and timely rotation of the lead and concurring (or reviewing) audit partners of the independent auditors;

•	Setting clear hiring policies for employees or former employees of the independent auditors;

•	Conducting an appropriate review of all related-party transactions on an ongoing basis and approving all such related-party transactions, including all transactions that are required to be disclosed under the rules and regulations of the SEC; provided, however, that any member of the Committee who has a direct or indirect interest in any such transaction shall recuse him or herself from the deliberations of the Committee regarding that particular transaction;

•	Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Discussing with management and the independent auditors the Company’s major financial risk exposures, the steps management has taken to monitor and control such exposures, and the Company’s guidelines and policies for risk assessment and management;

•	Reviewing and reassessing the adequacy of this charter at least once a year and, to the extent and in the manner that the Company is legally required to do so by SEC rules and regulations, causing the Company to publicly file this charter, as then constituted; and

•	Preparing a Committee report for inclusion in the Company’s proxy statement for its annual meeting of stockholders, as required by SEC rules and regulations and other applicable regulatory requirements.

In addition to the above responsibilities, the Committee shall undertake such other duties as the Board may delegate to it related to the purposes of the Committee, and shall perform such other activities as are consistent with this charter, the bylaws of the Company and applicable law.

The Committee, in discharging its responsibilities, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any of its responsibilities to a subcommittee of the Committee. Any such subcommittee shall report regularly to the Committee on any actions taken by it on behalf of the Committee.

Meetings; Procedure

The Committee shall meet as often as it deems necessary or appropriate in its judgment, and at least four (4) times a year, either telephonically or in person. A majority of the members of the Committee shall constitute a quorum thereof. The Committee may act without a meeting by securing the unanimous written consent of its members.

The Committee shall meet with the independent auditors and management periodically and at least once a year, and with the senior internal financial and accounting personnel and the internal auditors (if any) periodically and at least once a year.

The Committee may invite to its meetings any Company director or officer or other person (but such invited persons may not vote), and may exclude from its meetings any person, it deems appropriate in order to carry out its responsibilities.

Except as expressly provided in this charter or the bylaws or corporate governance principles of the Company, the Committee shall fix its own rules of procedure.

Reports

Minutes of all meetings, including telephonic meetings, and copies of all consents in lieu of meeting shall be maintained and furnished to members of the Committee, the Board and the Secretary of the Company. The Committee shall report regularly to the full Board with respect to its meetings and shall periodically report to the Board with respect to significant results of its activities.

Outside Advisers and Consultants

The Committee shall have the authority to engage outside experts, independent legal counsel and any other advisers it deems necessary to assist the Committee in the performance of its responsibilities and duties. The Company shall provide appropriate funding, as determined by the Committee, for compensating any such experts, counsel or other advisers engaged by the Committee, for compensating the Company’s independent auditors, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Annex B

CHARTER OF THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

(as amended and restated as of April 14, 2004)

Purpose

The purpose of the Nominating Committee (the “Committee”) of the board of directors (the “Board”) of drugstore.com, inc. (the “Company”) is to assist the Board in fulfilling its responsibility to the Company’s shareholders, potential shareholders and investment community by:

•	identifying individuals qualified to become Board members and selecting (or recommend that the Board select) all candidates to stand for election as directors at the Company’s annual meeting of stockholders, and filling vacancies in the Board; and

•	evaluating and recommending to the Board directors for appointment to committees of the Board.

Membership

The Committee shall be comprised of at least one member of the Board. Each member of the Committee shall be appointed by and serve at the pleasure of the Board. The Board shall have the power at any time to change the membership of and fill vacancies in the Committee, subject to the satisfaction of such new members of the membership requirements.

Each member of the Committee shall satisfy the applicable independence and other requirements of the Nasdaq Stock Market (“Nasdaq”) and other regulatory requirements, as they may be in effect from time to time.

Responsibilities

The Committee’s responsibilities primary responsibilities include:

•	In conjunction with management, establishing eligibility criteria for the selection of new directors for Board and committee membership, including any minimum qualifications and skills of director candidates. In the case of potential independent director candidates, such eligibility criteria shall be in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and Nasdaq;

•	Identifying individuals believed to be qualified to serve on the Board, evaluating and selecting (or recommending that the Board select) candidates for election as directors at each annual meeting of stockholders, and making recommendations to the Board regarding whether the current directors should stand for re-election at each annual meeting of stockholders. The Committee shall take into account such factors as it deems appropriate, which may include the experience, education, background and expected contributions of such director candidates and current directors, the diversity of the Board and the evolving needs of the Company, and shall include any minimum eligibility criteria set by the Committee. The Committee may consider candidates proposed by management, but is not required to do so;

•	Recommending to the Board candidates for filling vacant positions on the Board, however created, using the same criteria the Committee uses to select nominees for election or re-election at the annual meeting of stockholders;

•	In conjunction with management, conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates;

•	Reviewing any potential conflicts of interests between directors and director candidates and the interests of the Company or its executive officers;

•	Developing a process for considering stockholder suggestions for Board nominees;

•	Considering and making recommendations to the Board, as the Committee deems appropriate, regarding the composition of the committees of the Board other than this Committee. The Committee shall take into consideration all factors that it considers appropriate (including, among other things, the criteria for membership as set forth in the charter for such committee);

•	Establishing, monitoring and recommending the purpose, structure and operations of the various committees of the Board and the qualifications and criteria for membership on each committee of the Board;

•	Considering and making recommendations to the Board, as the Committee deems appropriate, regarding the composition and size of the Board, matters relating to the periodic rotation or retirement of Board or committee members, including term limits or age caps, and such other related matters as the Committee deems appropriate;

•	Assisting the Board in its oversight of the Company’s compliance with the rules and regulations of the SEC and Nasdaq regarding the nomination of directors;

•	Assisting the Board in its oversight of the Company’s processes for providing information to the Board and the continuing education of directors; and

•	Reviewing and reassessing the adequacy of this charter from time to time and recommending any proposed changes to the Board for approval.

In addition to the above responsibilities, the Committee shall undertake such other duties as the Board may delegate to it related to the purposes of the Committee, and shall perform such other activities as are consistent with this charter, the bylaws of the Company and applicable law.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any of its responsibilities to a subcommittee of the Committee. Any such subcommittee shall report regularly to the Committee on any actions taken by it on behalf of the Committee.

Meetings; Procedure

The Committee shall meet as often as the Committee may deem necessary or appropriate in its judgment, either telephonically or in person. A majority of the members of the Committee shall constitute a quorum. The Committee may act without a meeting by securing the unanimous written consent of its members.

At any time when the Committee consists of only one member of the Board, except when the Committee invites one or more guests to a meeting, all actions of the Committee shall be by written consent of its member.

The Committee may invite to its meetings any Company director or other officer or other person (but such invited persons may not vote), and may exclude from its meetings any person, it deems appropriate in order to carry out its responsibilities.

Except as expressly provided in this charter or the bylaws or corporate governance principles of the Company, the Committee shall fix its own rules of procedure.

Reports

Minutes of all meetings, including telephonic meetings, and copies of all consents in lieu of meeting shall be maintained and furnished to members of the Committee, the Board and the Secretary of the Company. The Committee shall report regularly to the full Board of Directors with respect to its meetings and shall periodically report to the Board with respect to significant results of its activities.

Outside Advisers

The Committee shall have the authority to select, retain and terminate any search firm to be used to identify and research director candidates, and approve the search firm’s fees and any other terms of engagement. The Company shall provide appropriate funding, as determined by the Committee, for compensating any such search firm.

PROXY

DRUGSTORE.COM, INC.

PROXY FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

This proxy solicited on behalf of the board of directors of drugstore.com, inc.

The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Peter M. Neupert and Alesia L. Pinney as proxies for the undersigned, with full power of substitution, to attend the 2004 Annual Meeting of Stockholders of drugstore.com, inc. to be held on Thursday, June 10, 2004, at 8:30 a.m., Pacific Time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th St., Bellevue, Washington 98004, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no instructions are provided, the proxies will vote the shares represented by this proxy FOR the nominees for directors and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

SEE REVERSE SIDE SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE FOLLOWING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

WITHHELD FOR THE FROM THE OR AGAINST ABSTAIN NOMINEES NOMINEES

1. Election of Directors 2. Ratification of appointment of Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2004.

Nominees:

01 Peter M. Neupert 05 Dan Levitan

02 Kal Raman 06 G. Charles “Cayce” Roy, 3rd 03 L. John Doerr 07 William D. Savoy 04 Melinda French Gates 08 Gregory S. Stanger

MARK HERE IF YOU PLAN TO ATTEND THE MEETING INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space below.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature:             Date:             Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

FOLD AND DETACH HERE